                                                                       EX-99.B16

              SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS*
                       VANGUARD INSTITUTIONAL INDEX FUND

1. Average Annual Total Return
        P (1 + T)(n) = ERV

   Where:       P = a hypothetical initial payment of $1,000
                T = average annual total return
                N = number of years
                ERV = ending redeemable value at the end of the period
   EXAMPLE:
   ------------
   One Year
   --------
             P =   $1,000
             T =   +23.06%
             N =   1
           ERV =   $1,230.59
   Three Year
   ----------
             P =   $1,000
             T =   +19.71%
             N =   3
           ERV =   $1,715.47
   Five Year
   ---------
             P =   $1,000
             T =   +15.21%
             N =   5
           ERV =   $2,029.68
   Since inception**
   -----------------
             P =   $1,000
             T =   +15.30%
             N =   Since inception
           ERV =   $2,493.66

   **July 31, 1990

2. YIELD (30 Days Ended December 31, 1996)

                  Yield = 2[(a - b +1)(6)-1]
                             -----
                             c x d

   Where:      a = dividends and interest paid during the period
               b = expense dollars during the period (net of reimbursements)
               c = the average daily number of shares outstanding during the period
               d = the maximum offering price per share on the last day of the period

    Example:   a = $18,928,692.58
               b = $568,457.40
               c = 160,231,749.439
               d = $70.05
           Yield = 1.97%

   *Figures presented are as of the year ended December 31, 1996.